EXHIBIT 99.1

WageWorks Reports First Quarter 2016 Financial Results

  Total revenue in the first quarter of $87.0 million
  First quarter 2016 GAAP net income of $5.8 million or $0.16 per diluted share, Non-GAAP net income of $11.9 million or $0.33 per diluted share
  First quarter 2016 non-GAAP adjusted EBITDA of $25.1 million, a 14 percent increase year-over-year

SAN MATEO, Calif., May 05, 2016 (GLOBE NEWSWIRE) -- WageWorks, Inc. (the “Company”) (NYSE:  WAGE), a leader in administering Consumer-Directed Benefits (CDBs), which empower employees to save money on taxes while also providing corporate tax advantages for employers, today announced the Company's financial results for its first quarter ended March 31, 2016.

“2016 is off to a great start. We see encouraging results in our commuter business and demand across all of our healthcare offerings remains strong, especially as it relates to Health Savings Accounts. Our selling season is progressing very well, highlighted by an exciting new relationship with the Federal government. Our channel partnership and exchange business is growing, and we are successfully fostering existing relationships and continuously developing new opportunities.  As we move through 2016, we are well positioned to execute on our multiple avenues for growth and drive leverage in the business,” said Joe Jackson, Chief Executive Officer of WageWorks.

For the first quarter, WageWorks reported total revenue of $87.0 million, compared to $85.3 million for the first quarter of 2015. Healthcare revenue was $50.4 million, compared to $47.3 million for the first quarter of 2015, an increase of 7 percent. Commuter revenue was $17.4 million, compared to $15.9 million for the first quarter of 2015, an increase of 9 percent. COBRA revenue was $15.4 million, compared to $12.6 million for the first quarter of 2015, an increase of 22 percent. Other revenue was $3.9 million, compared to $9.5 million for the first quarter of 2015.

GAAP operating income was $9.9 million for the first quarter of 2016, an increase compared to GAAP operating income of $9.7 million for the first quarter of 2015. On a non-GAAP basis, first quarter of 2016 operating income was $20.2 million, an increase compared to non-GAAP operating income of $18.0 million for the first quarter of 2015.

GAAP net income was $5.8 million, or $0.16 per diluted share, for the first quarter of 2016, compared to GAAP net income of $5.6 million, or $0.15 per diluted share, for the first quarter of 2015.

On a non-GAAP net income basis, first quarter of 2016 net income was $11.9 million, or $0.33 per diluted share, an increase compared to non-GAAP net income of $10.5 million, or $0.29 per diluted share, for the first quarter of 2015. Non-GAAP net income for the first quarter of 2015 and 2016 excludes expenses related to stock-based compensation, amortization of acquired intangibles, contingent consideration expense and the related tax impact of these items.

Non-GAAP adjusted EBITDA was $25.1 million for the first quarter of 2016, a 14 percent increase compared to non-GAAP adjusted EBITDA of $22.0 million for the first quarter of 2015.

The reconciliation of the non-GAAP measures to the comparable GAAP measures for the first quarter 2016 and 2015 is detailed in the tables provided in this press release.

As of March 31, 2016, WageWorks had cash and cash equivalents totaling $562.4 million. This compares to cash and cash equivalents totaling $500.9 million as of December 31, 2015.

The Company's Conference Call Information
WageWorks will host a conference call today, May 5, 2016, at 5:00 p.m. ET to discuss the Company’s first quarter ended March 31, 2016 financial results and business outlook.

The live webcast of the conference call can be accessed under “Investor Relations” section of the Company’s website at www.wageworks.com.  Those wishing to participate in the live call should dial (855) 246-1431 (toll-free) or (330) 863-3271, and enter pass code 75756730.  Following the call, an archived webcast will be available in the “Investor Relations” section of the Company’s website at www.wageworks.com.  A telephone replay will be available for one week at (855) 859-2056 (toll-free) or (404) 537-3406 using the pass code 75756730.

Non-GAAP Financial Information

To supplement the Company’s financial statements presented on a GAAP basis, the Company provides non-GAAP financial measure of net income, operating income, adjusted EBITDA and diluted earnings per share. By providing information about both the overall GAAP financial performance and the non-GAAP measures that focus on what management believes to be its ongoing business operations, the Company believes that the additional information enhances investors’ overall understanding of the Company’s business. The Company’s management believes it is useful for itself and investors to review, as applicable, both GAAP information that includes stock-based compensation, amortization of acquired intangibles, contingent consideration expense and the related tax impact of all of these items on the provision for income taxes, and the non-GAAP measures that exclude such information in order to assess the performance of the Company’s business for planning and forecasting in subsequent periods. The Company’s management does not itself, nor does it suggest that investors should consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Whenever the Company uses such a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above. Investors are also encouraged to review the Company’s GAAP financial statements as reported in its SEC filings.

Forward-Looking Statements

Statements in the press release and certain matters to be discussed on the first quarter conference call regarding WageWorks, Inc., which are not historical facts, are “forward- looking statements” under federal securities laws. These forward looking statements may be identified by terms such as believe, expect, will, provide, should and the negative of these terms or other similar expressions. These statements, including statements relating to continuing to provide value to our employer clients and their employees through our consumer-directed benefits solutions, our acquisition of new employer clients, our retention of existing employer clients, the expected benefits of our channel partnerships, portfolio purchases and exchange opportunities, the demand for our consumer-directed benefits solutions, market trends for industries in which we compete, the expected benefits of our investments and the potential impact on our future operating results are based on current expectations and assumptions that are subject to risks and uncertainties. Our actual results could differ materially from those we anticipate as a result of various factors, including the continued availability of tax-advantaged consumer-directed benefits to employers and employees, our ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets, our ability to raise awareness among employers and employees about the advantages of adopting and participating in consumer-directed benefits programs, our ability to acquire and retain new employer clients and to cross-sell our products to existing employer clients, our ability to identify and execute on sales opportunities, the participation of employees in our employer clients’ consumer-directed benefits programs, our ability to effectively compete, and our ability to provide high quality service in a cost efficient manner. For a discussion of these and other related risks, please refer to “Risk Factors” in our most recent report on Form 10-Q, which is available on the SEC’s website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date made and we disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

About WageWorks
WageWorks (NYSE:  WAGE) is a leader in administering Consumer-Directed Benefits (CDBs), which empower employees to save money on taxes while also providing corporate tax advantages for employers. WageWorks is solely dedicated to administering CDBs, including pre-tax spending accounts, such as health and dependent care Flexible Spending Accounts (FSAs), Health Savings Accounts (HSAs), Health Reimbursement Arrangements (HRAs), as well as Commuter Benefit Services, including transit and parking programs, wellness programs, COBRA, and other employee benefits. WageWorks makes it easier to understand and take advantage of Consumer-Directed Benefits for 58,000 employers and approximately 4.5 million people. WageWorks is headquartered in San Mateo, California, with offices in major locations throughout the United States. For more information, visit www.wageworks.com.

WAGEWORKS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2015	2016
	(unaudited)
	(in thousands, except per share amounts)
Revenues:
Healthcare	$47,289	$50,370
Commuter	15,897	17,376
COBRA	12,570	15,406
Other	9,540	3,850
Total revenues	85,296	87,002
Operating expenses:
Cost of revenues (excluding amortization of internal use software)	32,071	31,260
Technology and development	10,585	9,831
Sales and marketing	13,131	13,920
General and administrative	13,565	14,615
Amortization and change in contingent consideration	6,279	7,445
Total operating expenses	75,631	77,071
Income from operations	9,665	9,931
Other income (expenses):
Interest income	2	86
Interest expense	(575)	(405)
Other income (expense)	66	(4)
Income before income taxes	9,158	9,608
Income tax provision	(3,519)	(3,812)
Net income	$5,639	$5,796

Basic net income per share	$0.16	$0.16
Diluted net income per share	$0.15	$0.16

Shares used in basic net income per share calculations	35,555	35,916
Shares used in diluted net income per share calculations	36,668	36,529

STOCK-BASED COMPENSATION EXPENSE
Total stock-based compensation expense included in the Consolidated Statements of Income is as follows:

	Three Months Ended March 31,
	2015	2016
	(unaudited)
	(in thousands)
Cost of revenues	$801	$1,150
Technology and development	48	485
Sales and marketing	664	707
General and administrative	2,923	3,649
	$4,436	$5,991

WAGEWORKS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2015	March 31, 2016
	(unaudited)
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$500,918	$562,441
Restricted cash, current portion	332	332
Accounts receivable, less allowance for doubtful accounts of $1,071 and $1,681 at December 31, 2015 and March 31, 2016, respectively	72,271	89,583
Prepaid expenses and other current assets	13,254	14,550
Total current assets	586,775	666,906
Property and equipment, net	47,955	47,265
Goodwill	157,109	157,109
Acquired intangible assets, net	82,616	91,283
Deferred tax assets	9,837	9,837
Other assets	4,447	4,342
Total assets	$888,739	$976,742

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$60,541	$72,134
Customer obligations	400,821	474,614
Short-term contingent payment	739	—
Other current liabilities	2,893	816
Total current liabilities	464,994	547,564
Long-term debt	78,996	79,030
Other non-current liabilities	7,780	7,294
Total liabilities	551,770	633,888
Stockholders' equity:
Common stock, $0.001 par value (authorized 1,000,000 shares; 36,055 shares issued and 35,936 shares outstanding at December 31, 2015 and 36,547 shares issued and 36,202 shares outstanding at March 31, 2016)	36	36
Additional paid-in capital	343,166	352,626
Treasury stock at cost (119 shares at December 31, 2015 and 345 shares at March 31, 2016)	(5,003)	(14,374)
Retained earnings (accumulated deficit)	(1,230)	4,566
Total stockholders' equity	336,969	342,854
Total liabilities and stockholders’ equity	$888,739	$976,742

WAGEWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2015	2016
	(unaudited)
	(in thousands)
Cash flows from operating activities:
Net income	$5,639	$5,796
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,554	1,778
Amortization and change in contingent consideration	6,279	7,348
Stock-based compensation	4,436	5,991
Loss on disposal of fixed assets	4	20
Provision for doubtful accounts	44	801
Deferred taxes	(285)	—
Excess tax benefit related to stock-based compensation	(3,519)	(3,812)
Changes in operating assets and liabilities:
Accounts receivable	(8,188)	(18,113)
Prepaid expenses and other current assets	(2,791)	(1,296)
Other assets	200	105
Accounts payable and accrued expenses	(5,835)	(205)
Customer obligations	37,274	73,793
Other liabilities	3,218	1,283
Net cash provided by operating activities	38,030	73,489
Cash flows from investing activities:
Purchases of property and equipment	(5,972)	(3,333)
Cash paid for acquisition of intangible assets	—	(7,629)
Net cash used in investing activities	(5,972)	(10,962)
Cash flows from financing activities:
Proceeds from exercise of common stock	2,366	4,697
Proceeds from issuance of common stock (Employee Stock Purchase Plan)	598	511
Payment of contingent consideration	—	(653)
Payment for treasury stock acquired	—	(9,371)
Excess tax benefit related to stock-based compensation	3,519	3,812
Net cash provided by (used in) financing activities	6,483	(1,004)
Net increase in cash and cash equivalents	38,541	61,523
Cash and cash equivalents at beginning of period	413,301	500,918
Cash and cash equivalents at end of period	$451,842	$562,441

GAAP to Non-GAAP Reconciliations
(In millions, except per share data)
(unaudited)

The following tables detail the reconciliation of GAAP financial measures to non-GAAP financial measures included in this release:

Operating income:
	Three Months Ended March 31,
	2015	2016

GAAP income from operations	$9.7	$9.9
Stock-based compensation expense	4.4	6.0
Amortization of acquired intangibles	3.8	4.3
Contingent consideration expense	0.1	—
Non-GAAP income from operations	$18.0	$20.2
Non-GAAP income from operations as a percentage of total revenue	21.1%	23.2%

Net income:
	Three Months Ended March 31,
	2015	2016

GAAP net income	$5.6	$5.8
Stock-based compensation expense	4.4	6.0
Amortization of acquired intangibles	3.8	4.3
Contingent consideration expense	0.1	—
Tax effect of above adjustments *	(3.4)	(4.2)
Non-GAAP net income	$10.5	$11.9

Weighted-average shares outstanding used in computing GAAP and Non- GAAP per share amounts (diluted)	36.7	36.5

Non-GAAP diluted net income per share	$0.29	$0.33

* Tax effect adjustment assumes a 40% tax rate

Reconciliation of GAAP net income to Non-GAAP Adjusted EBITDA:
	Three Months Ended March 31,
	2015	2016
GAAP net income	$5.6	$5.8
Interest income	(0.0)	(0.1)
Interest expense	0.6	0.4
Income tax provision	3.5	3.8
Depreciation	1.6	1.8
Amortization and change in contingent consideration	6.3	7.4
Stock-based compensation expense	4.4	6.0
Adjusted EBITDA	$22.0	$25.1

Investor Contact:
Staci Mortenson
ICR
203-682-8273
Staci.mortenson@icrinc.com

Media Contact:
Britta Meyer
WageWorks, Inc.
650-577-5208
Britta.Meyer@wageworks.com